Exhibit 10.1

Execution Version

LOAN AGREEMENT

Dated as of February 13, 2012

by and among

EQUITY ONE, INC.,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.6,

as Lenders,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

SUNTRUST BANK,

as Syndication Agent,

PNC CAPITAL MARKETS LLC,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Book Runners

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Page iii

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TABLE OF SCHEDULES AND EXHIBITS

SCHEDULE 1.1(a)	Commitments and Pro Rata Shares
SCHEDULE 1.1(b)	List of Loan Parties
SCHEDULE 1.1(c)	Existing Liens
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(f)(i)	Properties
SCHEDULE 7.1(f)(ii)	Eligible Properties
SCHEDULE 7.1(g)	Existing Indebtedness
SCHEDULE 7.1(h)	Eligible Ground Leases
SCHEDULE 7.1(i)	Litigation
SCHEDULE 10.8	Affiliate Transactions
SCHEDULE 11.1(d)(i)	Excluded Loans
SCHEDULE 11.1(d)(ii)	Alleged Non-Permitted Transfer Default Loans

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Loan Interest Rate Request Form
EXHIBIT D	Form of Promissory Note
EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Unencumbered Asset Value Certificate
EXHIBIT G	Form of Borrower Authorizations
EXHIBIT H-1	Form of Tax Compliance Certificate (for foreign Lenders)
EXHIBIT H-2	Form of Tax Compliance Certificate (for foreign Participants)

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of February 13, 2012, by and among EQUITY ONE, INC., a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6 (the “Lenders”), PNC BANK, NATIONAL ASSOCIATION (the “Administrative Agent”), SUNTRUST BANK, as syndication agent (the “Syndication Agent”), PNC CAPITAL MARKETS LLC, a Delaware limited liability company, and SUNTRUST ROBINSON HUMPHREY, INC., a Tennessee corporation (“STRH”), as joint lead arrangers and joint book runners (in such capacities, the “Lead Arrangers”).

WHEREAS, the Borrower has requested that the Lenders provide a loan to the Borrower in an initial aggregate commitment amount of up to $200,000,000.00.

WHEREAS, the Lenders are willing to provide a non-revolving term Loan (as defined below) upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such period, minus (b) Capital Reserves. Adjusted EBITDA shall include revenue from dividends paid from Marketable Securities, provided, however, that any such revenue which is paid on other than a quarterly basis shall be, for purposes of calculating EBITDA, allocated (as applicable) over a four-quarter period as if such revenue were paid quarterly.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereof and shall include any successor Administrative Agent appointed pursuant to Section 12.10.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 5.3.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including, without limitation, (i) Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001), (ii) the USA Patriot Act, (iii) the Laws comprising or implementing the Bank Secrecy Act, and (iv) the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control, as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities of one or more Governmental Authorities having jurisdiction over the conduct of Borrower’s or its Subsidiaries’ business or ownership of their respective Property, including the interpretation or administration thereof by any such Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any such Governmental Authority.

“Applicable Margin” means the percentage rate set forth below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls. As of the Agreement Date, the Applicable Margin is determined based on Level III. Any change in the Borrower’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 9.4(k) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by Section 9.4(k) but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the higher of such two Credit Ratings. During any period that the Borrower has received more than two Credit Ratings and such Credit Ratings are not equivalent, the Applicable Margin shall equal the average of the Applicable Margins as determined in accordance with the two highest of such Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Borrower has (a) not received a Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, the Applicable Margin shall be determined based on Level IV.

Level	Credit Rating (S&P/Moody’s)	Applicable Margin
I	BBB+/Baa1 (or equivalent) or higher	1.500%
II	BBB/Baa2 (or equivalent)	1.700%
III	BBB-/Baa3 (or equivalent)	1.900%
IV	BB+/Ba1 (or equivalent) or lower	2.350%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee, and the Administrative Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, the greatest of (i) the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Administrative Agent, (ii) the Federal Funds Open Rate, plus one half of one percent (0.5%) per annum or (iii) the Daily LIBOR Rate, plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Base Rate Option” shall have the meaning given to such term in Section 2.2.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Authorization Forms” means, collectively, the forms substantially in the form of Exhibit G attached hereto to be delivered to the Administrative Agent pursuant to Section 6.1(k), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Borrowing Date” means the date of the Continuation or Conversion of any portion to the Loan, which date shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of the Loan outstanding as follows: (i) any portion of the Loan to which a LIBOR Option applies which becomes subject to the same Interest Rate Option by reason of the selection, Conversion to or Continuation thereof by the Borrower and which have the same LIBOR Interest Period shall constitute one Borrowing Tranche, and (ii) all portions of the Loan to which the Base Rate Option applies shall constitute one Borrowing Tranche.

“Business Day” means (i) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in New York, New York are open to the public for carrying on substantially all of the Administrative Agent’s business functions; and (ii) if the applicable Business Day relates to LIBOR, such day must also be a day on which dealings are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“CapCo” has the meaning given to such term in Section 8.14(b).

“Capital Reserves” means, for any period and with respect to any: (i) portion of a Property developed with improvements utilized for the retail sale of goods or services, office space or other use (other than residential apartments), an amount equal to (a) $0.15 per square foot times, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is three hundred sixty-five (365); provided, however, no capital reserves shall be required with respect to any portion of any such Property which is leased under a ground lease to a third party that owns the improvements on such portion of such Property; or (ii) Multifamily Property or any portion of a Property developed with improvements utilized as residential apartments (other than Properties having less than 20 residential units), an amount equal to (a) $200 per apartment unit in such Multifamily Property times, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is three hundred sixty-five (365). If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Office Properties, Retail Properties and Multifamily Properties of the Borrower and a proportionate share of all Office Properties, Retail Properties and Multifamily Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means seven and one-quarter percent (7.25%).

“Capitalized Lease Obligation” means obligations under a lease (or other arrangement conveying the right to use) to pay rent or other amounts, in each case that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed, or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means as to any Lender the amount set forth opposite such Lender’s name on Schedule 1.1(a) attached hereto and made a part hereof (as the same may be increased from time to time pursuant to Section 2.8 or otherwise adjusted in connection with an Assignment and Assumption pursuant to Section 13.6), and “Commitments” means the aggregate commitments of all of the Lenders.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Continue”, “Continuation”, and “Continued” each refers to the continuation of a Borrowing Tranche to accrue interest subject to the LIBOR Option from one Interest Period to another Interest Period pursuant to Section 2.1.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Property” means a Property that is owned in fee simple (or leased under an Eligible Ground Lease) by a Guarantor or a Non-Guarantor Subsidiary, in each case which is not a Wholly-Owned Subsidiary and with respect to which the Borrower or such Guarantor has the right to take the following actions without the need to obtain the consent of any Person (other than the Administrative Agent or the Requisite Lenders if required hereunder): (i) to create Liens on such Property as security for Indebtedness of such Guarantor or Non-Guarantor Subsidiary, as applicable and (ii) to sell, convey, transfer, or otherwise dispose of such Property.

“Convert”, “Conversion”, and “Converted” each refers to the conversion of a Borrowing Tranche subject to one Interest Rate Option into a Borrowing Tranche subject to another Interest Rate Option pursuant to Section 2.1.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term indebtedness of a Person.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9(d), any Lender that (a) has failed to (i) fund all or any portion of its Pro Rata Share of any disbursement of the Loan within two (2) Business Days of the date such portion of the Loan is required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), and/or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had appointed for it (or such parent company) a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its (or such parent company’s) business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, and/or (iii) has its (or such parent company’s) A.M. Best Company financial rating, as applicable, withdrawn and/or is listed on the Federal Deposit Insurance Corporation’s “watch list”, which shall be deemed conclusively proven in the event the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity is appointed as a receiver, conservator, trustee, or custodian for it (or such parent company); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(d)) upon delivery of written notice of such determination to the Borrower and each such Defaulting Lender.

“Derivatives Contract” means any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries which includes any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any commitment on the part of a Loan Party to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement, other than a Security Document, pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider, or any Affiliate of any thereof).

“Development Property” means a Property currently under development (or that will have development commencing within twelve (12) months of any date of determination) that has not achieved a Leasing Rate of eighty-five (85.0%) or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Borrower, any Subsidiary or any Unconsolidated Affiliate. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least twelve (12) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved a Leasing Rate of at least eighty-five percent (85.0%).

“DIM” has the meaning given that term in Section 8.14(b).

“Dollars”, “USD”, “U.S. Dollar”, “U.S.$”, or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person for such period; (iv) extraordinary or nonrecurring items of such Person for such period, including, without limitation, gains and losses from the sale of operating Properties; (v) equity in net income (loss) of the Unconsolidated Affiliates of such Person for such period; (vi) revenue from interest and dividends paid from Marketable Securities, including, without limitation, any interest and dividend revenue received from Affiliates of such Person for such period, plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. For purposes of this definition, EBITDA shall be adjusted to remove any impact from (A) straight line rent adjustments required under GAAP, (B) amortization of intangibles pursuant to FASB ASC 805, and (C) nonrecurring items including, without limitation, (x) gains and losses on early extinguishment of Indebtedness, (y) severance and non-cash stock based compensation expenses and other restructuring, impairment or one-time charges and (z) transaction costs pertaining to acquisitions not permitted to be capitalized pursuant to GAAP.

“Effective Date” means the later of (a) the Agreement Date, and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Ground Lease” means a ground lease (or a sale/leaseback transaction with an industrial development authority and/or other municipal equivalent, or a similarly structured transaction), containing the following terms and conditions: (a) a remaining term (including renewal options exercisable at lessee’s sole option) of twenty-five (25) years or more from the date of inclusion in the Unencumbered Asset Value; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease. Sale/leaseback and/or lease/leaseback transactions with an industrial development authority and/or other municipal equivalent, or a similarly structured transaction with remaining terms of less than twenty-five (25) years or which fail to satisfy one or more other requirements of the definition of Eligible Ground Lease shall be subject to review and approval by the Administrative Agent.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is (i) a Controlled Property, (ii) is owned in fee simple by the Borrower, a wholly-owned Guarantor or a wholly-owned Non-Guarantor Subsidiary, or (iii) is an Eligible Ground Lease of the Borrower, a wholly-owned Guarantor or a wholly-owned Non-Guarantor Subsidiary; (b) such Property is located in a State of the United States of America or in the District of Columbia; (c) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; (d) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer, or otherwise dispose of such Property; and (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property. Except with respect to Development Properties, the Eligible Properties shall have an aggregate Leasing Rate of at least eighty percent (80%). As of the date hereof, the real property owned by Borrower and its Subsidiaries (commonly known as the Westbury property) that is subject to a lease and certain other agreements with the Town of Hempstead Industrial Development Agency shall be deemed to be an “Eligible Property” hereunder.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, that a Withdrawal Liability will be imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning given that term in Section 11.1(l).

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary and (b) that is prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“FASB” means the Financial Accounting Standards Board.

“FASB ASC” means the Accounting Standards Codification of the FASB.

“FATCA” has the meaning given that term in Section 3.10(a).

“Federal Funds Open Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.

“Federal Funds Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed, and rounded upward to the nearest 1/100 of one percent (1.00%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fee Letter” means, collectively, that certain fee letter dated as of January 12, 2012, by and between the Borrower and the Administrative Agent, and that certain fee letter dated as of January 12, 2012, by and between the Borrower and STRH.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“First Mortgage Receivable” means any Indebtedness owing to the Borrower or its Subsidiaries which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate; provided, however, that any such Indebtedness owed by an Unconsolidated Affiliate or Subsidiary shall be reduced in accordance with the Borrower’s or such Subsidiary’s, as applicable, pro rata share of such Indebtedness.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period. The Borrower’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included in when determining the Fixed Charges of the Borrower.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means an amount equal to Funds From Operations calculated in accordance with the White Paper on Funds From Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state, or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty”, “Guaranties”, “Guaranteed”, or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Sections 6.1 and 8.14 and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold or mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (excluding trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by the face amount of notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness (including the deferred purchase price of property or services), conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). The Loan shall constitute Indebtedness of the Borrower. Notwithstanding the use of GAAP, the calculation of Total Indebtedness shall not include any intangible lease liability created through the purchase of a Property with below-market leases.

“Indemnifiable Amounts” has the meaning given that term in Section 12.8.

“Indemnified Costs” has the meaning given that term in Section 13.10.

“Indemnified Party” has the meaning given that term in Section 13.10.

“Indemnity Proceeding” has the meaning given that term in Section 13.10.

“Intellectual Property” has the meaning given that term in Section 7.1(t).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Borrower determined on a consolidated basis in accordance with GAAP for such period, including capitalized interest not funded under a construction loan on a consolidated basis, plus (b) the Borrower’s Ownership Share of total interest expense of Unconsolidated Affiliates determined in accordance with GAAP for such period, including capitalized interest not funded under a construction loan.

“Interest Period” means with respect to each portion of the Loan subject to the LIBOR Option, the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have such portion of the Loan bear interest at a LIBOR-based rate. Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3), or six (6) Months (or such other period as the Administrative Agent in its discretion may allow Borrower to elect if available from all Lenders). Such Interest Period shall commence on (x) the date of disbursement of an advance of the Loan or (y) the date of any Conversion or Continuation. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, Convert, or Continue an Interest Period for any portion of the Loan that would end after the Maturity Date.

“Interest Rate Option” shall mean any LIBOR Option or the Base Rate Option.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, security deposits, accounts receivable and commission, travel and similar advances to officers, directors and employees), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Law” or “Laws” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Authority.

“Lead Arrangers” has the meaning set forth in the introductory paragraph hereof.

“Leasing Rate” means, with respect to any Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property for which the Borrower, is collecting rent, or for which a lease has been signed but the term has not yet commenced, to (b) the total square footage of such Property available for lease; provided, that, in the case of a Multifamily Property, “Leasing Rate” means the ratio, expressed as a percentage, of (a) the net rentable units of such Multifamily Property for which the Borrower is collecting rent, or for which a lease has been signed but the term has not yet commenced, to (b) the total units of such Multifamily Property available for lease.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Interest Rate Option, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, with respect to any portion of the Loan subject to the LIBOR Option for the applicable Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such amount and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR	=	Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

LIBOR shall be adjusted with respect to any portion of the Loan subject to the LIBOR Option for any applicable Interest Period that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Option” shall have the meaning given to such term in Section 2.2.

“LIBOR Reserve Percentage” means as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means the loan to be made by the Lenders pursuant to this Agreement in the initial maximum principal amount, of up to $200,000,000.00, subject to increase pursuant to Section 2.8, representing the aggregate of the Commitments, as said Loan may from time to time be amended, modified, extended, renewed, refinanced or supplemented in accordance herewith.

“Loan Document” means this Agreement, each Note, and each other document or instrument now or hereafter executed and delivered to the Administrative Agent or a Lender by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each Guarantor. Schedule 1.1(b) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Maturity Date.

“Marketable Securities” means debt or equity securities that are traded on either NYSE, NYSE Euronext, NASDAQ or another nationally recognized exchange, or that have readily (i.e., recent active trading) verifiable values as determined by the Administrative Agent in its reasonable discretion.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.

“Material Contract” means any written contract (other than Loan Documents and Specified Derivatives Contracts) to which the Borrower or any other Loan Party is a party as to which the breach, nonperformance, cancellation, or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means, as of any date of determination, a Subsidiary which accounts for more than two percent (2%) of Total Asset Value.

“Maturity Date” means February 13, 2019.

“Mezzanine Debt Investments” means any mezzanine or subordinated mortgage loans made by the Borrower or its Subsidiaries to entities that own commercial real estate or to the members, partners, stockholders, etc. of such entities, which real estate has a value in excess of the aggregate amount of such mezzanine debt and any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent compliance certificate; provided, however, that any such Indebtedness owed by an Unconsolidated Affiliate or Subsidiary shall be reduced by the Borrower’s or such Subsidiary’s, as applicable, pro rata share of such Indebtedness.

“Mixed-Use Project” means any mixed-use project that includes or will include a Retail Property and will also include a Multifamily Property and/or an Office Property.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Multifamily Property” means a Property improved with, and from which at least eighty percent (80%) of the rental income is derived from, residential apartments, which may include a Property that is a part of a Mixed-Use Project.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge and (ii) the foregoing shall not apply to restrictions or conditions imposed by agreements relating to Secured Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods and adjusted for any non-recurring items during such period): (a) rents and other revenues received in the ordinary course from such Property (including proceeds from rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent); minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees); minus (c) the Capital Reserves for such Property as of the end of such period; minus (d) the greater of (i) the actual property management fee paid during such period, and (ii) an imputed management fee in the amount of three percent (3%) of the gross revenues for such Property for such period. For purposes of calculating rents under (a) herein above, (1) for each of the first three fiscal quarters of each fiscal year, NOI shall include the lesser of (A) twenty-five percent (25%) of the budgeted percentage rents for such fiscal year, or (B) twenty-five percent (25%) of the actual percentage rents received by Borrower in the immediately preceding fiscal year; and (2) for the fourth fiscal quarter of each fiscal year, NOI shall include twenty-five percent (25%) of the percentage rents actually received by Borrower in such fiscal year.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“New Guarantor” has the meaning given to such term in Section 8.14(a).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor(s)” means (a) any Subsidiary or Unconsolidated Affiliate of the Borrower that is not required to become a party to the Guaranty, and (b) any Preferred Stock Entity or non-Voting Stock Subsidiary and any Subsidiary or Unconsolidated Affiliate of any Preferred Stock Entity or non-Voting Stock Subsidiary.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” or “Notes” means, collectively, all of the promissory notes of the Borrower substantially in the form of Exhibit D attached hereto, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, the Loan; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“OFAC” has the meaning given that term in Section 7.1(y).

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10 Q or Form 10 K (or their equivalents) which the Borrower is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Office Property” means a Property improved with a building or buildings the substantial use of which is office space, which may include a Property that is part of a Mixed-Use Project.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly-Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 13.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws); (b) the claims of materialmen, mechanics, carriers, warehousemen, landlords or similar claims or liens for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not more than sixty (60) days past due or are being contested in good faith; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value and/or marketability of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders, and each Specified Derivatives Provider, (g) Liens in existence as of the date hereof and set forth on Schedule 1.1(c) attached hereto; (h) Liens securing Indebtedness permitted hereunder; (i) Liens securing inter-company Indebtedness provided and held by Borrower or a Guarantor, which Lien has not been assigned, pledged, or encumbered by Borrower or such Guarantor; (j) UCC protective filings; (k) non-consensual Liens of less than $1,500,000 per asset or Property, or $5,000,000 in the aggregate, and (l) such other Liens as permitted hereunder.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group, or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“PNC Bank” means PNC Bank, National Association, and its successors and assigns.

“Post-Default Rate” means, when applied pursuant to Section 2.3, the rate of interest otherwise applicable in respect of any principal of the Loan that is not paid when due plus an additional two percent (2%) per annum, and with respect to any other Obligation due and owing at such time, a rate per annum equal to Base Rate as in effect from time to time, plus the Applicable Margin, plus two percent (2.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or any Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Preferred Stock” means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the main banking office of the Administrative Agent located in Pittsburgh, Pennsylvania, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means the proportion that a Lender’s Commitment bears to the Commitments of all of the Lenders, being, at the time of execution hereof, the percentages referenced on Schedule 1.1(a) attached hereto and made a part hereof.

“Property” means a parcel (or group of related parcels) of real property developed (or to be developed) by the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Administrative Agent).

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Recourse Indebtedness” means Indebtedness that is not Nonrecourse Indebtedness.

“Redevelopment Property” means a Property (a) on which the existing building or other improvements are undergoing renovation and redevelopment and for which any of the following has occurred (i) construction has commenced, or (ii) the Borrower, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding construction contract or (iii) the Borrower, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding agreement by an anchor tenant to enter into a lease of any such Property and (b) either (i) that has not achieved a Leasing Rate of eighty percent (80%) or more or (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the renovation and redevelopment have not been completed. The term “Redevelopment Property” shall include Property of the type described in the immediately preceding sentence to be (but not yet) acquired by any such Person upon completion of construction pursuant to a contract in which the seller of such Property is required to renovate prior to, and as a condition precedent to, such acquisition or Property being developed by third parties with related indebtedness that the Borrower, any Subsidiary or any Unconsolidated Affiliate has guaranteed or as to which any such Person is otherwise obligated. A Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been substantially completed for at least twelve (12) months shall cease to constitute a Redevelopment Property notwithstanding the fact that such Property has not achieved a Leasing Rate of at least eighty percent (80%).

“Register” has the meaning given that term in Section 13.6(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, (a) Lenders having greater than fifty percent (50%) of the Commitments, or (b) if the Commitments have been terminated or reduced to zero, Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Loan; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the president and the chief financial officer of the Borrower or such Subsidiary.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interest to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt to the extent not permitted by the express subordination terms related thereto; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Retail Property” means a Property improved with a building or buildings the substantial use of which is retail space, which may include a Property that is part of a Mixed-Use Project.

“Revolving Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of September 30, 2011, by and among Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Borrower, shall include (without duplication) the Borrower’s Ownership Share of the Secured Indebtedness of any of its Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and a Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.

“Subordinated Debt” means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Loan, and the other Obligations and the Specified Derivatives Obligations, if any, in a manner satisfactory to the Administrative Agent in its sole and absolute discretion.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of thirty percent (30%) of total consolidated assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

“Tangible Net Worth” means, as of a given date, the stockholders’ (including common and preferred stockholders’) equity of the Borrower and Subsidiaries determined on a consolidated basis plus (a) accumulated depreciation and amortization minus the following (to the extent reflected in determining such stockholders’ equity of the Borrower and its Subsidiaries), (b) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (c) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, and excluding all amounts appearing on the liabilities side of any such balance sheet for liabilities which would be classified as intangible liabilities under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.10.

“Titled Agent” has the meaning given that term in Section 12.11.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash and cash equivalents (other than tenant deposits and other cash and cash equivalents that are subject to a Lien (other than ordinary course bankers’ liens, rights of setoff or similar liens for accrued and unpaid fees and for other amounts owing with respect to cash management and operating account agreements) or a Negative Pledge or the disposition of which is restricted in any way); plus (b) the quotient of (i) EBITDA of the Borrower and its Subsidiaries for the fiscal quarter most recently ended multiplied by four (4), divided by (ii) the Capitalization Rate; plus (c) EBITDA from management activities for the fiscal quarter most recently ended multiplied by four (4), divided by twenty percent (20%); plus (d) the GAAP book value of Properties acquired during the two (2) fiscal quarters most recently ended; plus (e) the contractual purchase price of Properties of the Borrower and its Subsidiaries, subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Indebtedness; plus (f) the GAAP book value of all Development Properties and Redevelopment Properties; plus (g) the GAAP book value of Unimproved Land; plus (h) the Fair Market Value of Marketable Securities owned by Borrower and its Subsidiaries; provided, however, that if more than five percent (5%) of the Total Asset Value is attributable to Marketable Securities, then the value of such Marketable Securities in excess of five percent (5%) of Total Asset Value shall be limited solely to the market value of common or preferred shares of companies domiciled in the United States (i.e., no ADR’s), and listed on the NYSE, NASDAQ or other recognized United States exchange and quoted on at least a daily basis on such exchange, unless such Marketable Securities are debt securities, in which case such securities shall be valued at the lesser of (1) the cost, or (2) the market value of such securities, which debt securities in any event must be rated BBB-/Baa3 or better and issued by companies domiciled in the United States; plus (i) the GAAP book value of First Mortgage Receivables and Mezzanine Debt Investments. For purposes of calculating EBITDA in clauses (b) and (c) above, (i) for each of the first three fiscal quarters of each fiscal year, EBITDA shall include the lesser of (A) twenty-five percent (25%) of the budgeted percentage rents for such fiscal year or (B) twenty-five percent (25%) of the actual percentage rents received by Borrower in the immediately preceding fiscal year and (ii) for the fourth fiscal quarter of each fiscal year, EBITDA shall include twenty-five percent (25%) of the percentage rents actually received by Borrower in such fiscal year. The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in clause (a)) will be included in the calculation of Total Asset Value consistent with the above described treatment for wholly-owned assets. EBITDA attributable to (a) Properties acquired during the fiscal quarter most recently ended or disposed of during the fiscal quarter most recently ended, (b) Properties that were Development Properties at the end of such fiscal quarter, and (c) revenue from interest and dividends paid from Marketable Securities, including, without limitation, dividend revenue received from Affiliates shall not be included in the calculation of Total Asset Value. Notwithstanding the foregoing, for purposes of determining Total Asset Value, to the extent the amount of Total Asset Value attributable to (A) Properties leased under ground leases would exceed ten percent (10%), (B) Unimproved Land would exceed five percent (5%), (C) Marketable Securities would exceed ten percent (10%), and (D) capitalized management fees would exceed ten percent (10%), such excess with respect to either clause (A), (B), (C) or (D) shall be excluded.

“Total Budgeted Cost” means, with respect to a Development Property or a Redevelopment Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property, including, without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements; (e) leasing commissions; and (f) other hard and soft costs associated with the development or redevelopment of such Property; provided that Borrower may net out funds reasonably expected to be received with respect to reimbursements of tenant improvement costs and proceeds received from out-parcel sales (provided, however, that such netted out funds may not exceed fifteen percent (15%) of the budgeted costs, on an individual project basis). With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

“Total Commitment Amount” means, at any time, the then aggregate amount of the Commitments of all Lenders hereunder. The Total Commitment Amount is $200,000,000 as of the Effective Date, and is subject to increase in accordance with Section 2.8 or decrease.

“Total Indebtedness” means all Indebtedness of Borrower and its Ownership Share of all Indebtedness of all of its Subsidiaries

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means (a) with respect to an Eligible Property: (i) the Unencumbered Adjusted NOI (excluding NOI attributable to Development Properties) for the fiscal quarter most recently ended times four (4) divided by the Capitalization Rate, plus (ii) the GAAP book value of all such Properties that were acquired during the two (2) fiscal quarters most recently ended, plus (iii) the GAAP book value of all Development Properties and Redevelopment Properties; plus (b) all cash and cash equivalents held in a United States account wholly-owned by Borrower or a Guarantor that are not subject to any Lien (other than ordinary course bankers’ liens, rights of setoff or similar liens for accrued and unpaid fees and for other amounts owing with respect to cash management and operating account agreements) or a Negative Pledge or the disposition of which is restricted in any way; plus (c) First Mortgage Receivables (excluding the portion of any First Mortgage Receivable for which the ratio of the principal balance of the loan to value of the Property securing repayment of such First Mortgage Receivable exceeds seventy-five percent (75%) and any First Mortgage Receivable to a consolidated Subsidiary) and Mezzanine Debt Investments (excluding Mezzanine Debt Investments to a consolidated Subsidiary) that are not more than ninety (90) days past due in each case that are not subject to a Lien

(other than a Permitted Lien described in clauses (f) and (h) of the definition of that term) or Negative Pledge or the disposition of which is restricted in any way (other than customary restrictions of transferability); plus (d) the GAAP book value of Unimproved Land of the Borrower and its Subsidiaries, which is not subject to a Lien (other than a Permitted Lien) or Negative Pledge or the disposition of which is restricted in any way. Notwithstanding the foregoing, for purposes of determining Unencumbered Asset Value, to the extent the amount of Unencumbered Asset Value attributable to (A) Controlled Properties would exceed twenty percent (20%), (B) Properties leased under ground leases would exceed fifteen percent (15%), (C) Development Properties would exceed fifteen percent (15%), (D) cash and Marketable Securities would exceed ten percent (10%), (E) Unimproved Land would exceed five percent (5%) and (F) First Mortgage Receivables and Mezzanine Debt Investments would exceed five percent (5%) in the aggregate, such excess shall be excluded. In addition to the foregoing limitations, (1) to the extent the aggregate value of (A), (C), (D), (E), and (F) above (but not (B) above) exceeds twenty-five percent (25%) of Unencumbered Asset Value, such excess shall be excluded; and (2) to the extent a single Eligible Property constitutes more than twenty percent (20%) of the Unencumbered Asset Value, such excess shall be excluded.

“Unencumbered Adjusted NOI” means, for any period with respect to all Eligible Properties, (a) NOI from those Eligible Properties which are wholly-owned as adjusted for any non-recurring items, plus (b) Borrower’s Ownership Share of NOI from those Eligible Properties which are Controlled Properties, minus (c) Capital Reserves for such period.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unimproved Land” land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following twelve months.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“Unsecured Interest Expense” means, with respect to a Person and for any period, all Interest Expense of such Person for such Period attributable to Unsecured Indebtedness.

“Wholly-Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 General; References to Pittsburgh, Pennsylvania Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections, and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Pittsburgh time. Exhibit C attached hereto may be modified from time to time by the Administrative Agent and the Borrower as appropriate to facilitate the Continuation or Conversion contemplated thereby.

Section 1.3 Financial Attributes of Non-Wholly-Owned Subsidiaries.

When determining the compliance by the Borrower with any financial covenant contained in any of the Loan Documents, consolidated Subsidiaries, and the Ownership Share of the Borrower of the economic attributes of Unconsolidated Affiliates, shall be included.

ARTICLE II Loan

Section 2.1 Agreement to Borrow and Lend and Selection of Interest Rate Options.

(a) Loan. Subject to the terms, provisions and conditions contained in this Agreement and in reliance upon the representations and warranties set forth herein, each of the Lenders severally (and not jointly) agrees to lend to Borrower its Commitment. The entire Loan shall be disbursed on the Effective Date.

(b) Loan Disbursement.

(i) The Loan shall be disbursed by the Lenders on the Effective Date, in accordance with the terms and conditions hereof, pro rata in proportion to their respective Pro Rata Shares.

(ii) Prior to the Effective Date, the Administrative Agent shall give the Lenders notice by facsimile confirming the amount of the aggregate disbursement, the date of the disbursement and each Lender’s ratable share of such disbursement. Each of the Lenders shall wire transfer to the Administrative Agent its ratable share of the disbursement no later than 1:00 p.m. (Pittsburgh, Pennsylvania time) on the date designated by the Administrative Agent for the disbursement which shall be no sooner than one (1) Business Day for disbursements subject to the Base Rate Option and three (3) Business Days for disbursements subject to a LIBOR Option. Disbursement of the Loan will be made, into the account of Borrower maintained with PNC Bank (the “Account”), unless otherwise directed by Borrower in writing. Borrower shall pay, upon being billed therefor, Administrative Agent’s standard charges for account maintenance and wiring of funds. All Loan proceeds will be considered to have been disbursed to and received by Borrower upon, and interest on the Loan proceeds will be payable by Borrower from and after, the deposit or disbursement of the Loan proceeds as aforesaid.

(iii) The Lenders shall not be obligated to disburse the Loan until Borrower, at its sole cost and expense, shall have fulfilled all terms, provisions and conditions of this Agreement applicable thereto, including, without limitation, the delivery and approval of the items referred to in Section 6.1 are satisfied.

(iv) Disbursed Loan proceeds shall be evidenced by the Notes and the Loan Documents.

(c) Selection of Interest Rate Options. Following the Effective Date, so long as no Default or Event of Default exists, the Borrower may, on any Borrowing Date, request the Administrative Agent Continue or Convert any Interest Rate Option applicable to any outstanding portion of the Loan, by the delivery to the Administrative Agent, not later than 12:00 noon, Pittsburgh, Pennsylvania time, (a) three (3) Business Days prior to the proposed Borrowing Date with respect to the Conversion to or the Continuation of the LIBOR Option for any portion of the Loan; and (b) one (1) Business Day prior to the last day of the preceding Interest Period with respect to the Conversion to the Base Rate Option for any portion of the Loan, of a duly completed request therefor substantially in the form of Exhibit C attached hereto and made a part hereof (each, an “Interest Rate Request”). Each Interest Rate Request shall be irrevocable and shall specify (a) the proposed Borrowing Date; (b) the aggregate amount of the portion of the Loan comprising the Borrowing Tranche, which amount per Borrowing Tranche shall not be less than $100,000.00; (c) whether the LIBOR Option or Base Rate Option shall apply to the proposed portions of the Loan comprising the Borrowing Tranche; and (d) in the case of portions of the Loan to which the LIBOR Option applies, an appropriate Interest Period for the proposed portion of the Loan comprising the Borrowing Tranche, provided that in the case of the Continuation of a LIBOR Option at the end of a Interest Period, the first day of the Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

Section 2.2 Rates and Payment of Interest on Loan

(a) Interest Rate Options. The Borrower shall pay interest on the outstanding unpaid principal amount of the Loan as selected by it from the Base Rate Option or LIBOR Option set forth below, it being understood that, subject to the provisions of this Agreement, including Section 2.2(d) below, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loan comprising different Borrowing Tranches and may convert to or renew one (1) or more Interest Rate Options with respect to all or any portion of the Loan comprising any Borrowing Tranche provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches in the aggregate exclusive of any Base Rate Borrowing Tranche. The Administrative Agent’s determination of a rate of interest and any change therein shall in the absence of a manifest error be conclusive and binding upon all parties hereto. If at any time the designated rate applicable to any portion of the Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s portion of the Loan shall be limited to such Lender’s highest lawful rate. The Borrower shall have the right to select from the following Interest Rate Options:

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days, as the case may be, and actual days elapsed) equal to the sum of: (i) the Base Rate, plus (ii) the Applicable Margin, minus (iii) one percent (1.00%) (the “Base Rate Option”), but in each case, such interest rate to change automatically without notice to the Borrower from time to time effective as of the effective date of each change in the Base Rate (or any component thereof); or

(ii) LIBOR Option: A rate per annum fixed for the applicable Interest Period (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to: (i) the LIBOR, plus (ii) the Applicable Margin (the “LIBOR Option”).

(b) Interest Payment Dates. Interest on the Loan shall be due and payable in arrears on the first day of each month after the date hereof and on the Maturity Date or upon acceleration of the Notes.

(c) Failure to Select Interest Period. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche under the LIBOR Option at the expiration of an existing Interest Period in accordance with the provisions of this Section 2.2, the Borrower shall be deemed to have converted such Borrowing Tranche to the LIBOR Rate Option with an Interest Period of one (1) month commencing upon the last day of the existing Interest Period.

(d) Interest Rate Selection Upon Event of Default. Subject to Section 2.3 below, if an Event of Default exists, all outstanding amounts of the Loan shall accrue interest at the Base Rate, unless the Administrative Agent, in its discretion thereafter, in writing, permits the Borrower to Convert or Continue portions of the Loan to the LIBOR Option.

Section 2.3 Default Interest.

Notwithstanding Section 2.2 above, while an Event of Default exists under Section 11.1(a), an Event of Default exists under Section 11.1(b)(i) as a result of a failure to comply with Sections 10.1(a) through 10.1(f) or following an acceleration of the Maturity Date, at the written election of Requisite Lenders, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of the Loan and on any other amount payable by the Borrower hereunder or under the Notes (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

Section 2.4 Voluntary Prepayments.

The Borrower shall have the right at its option from time to time to prepay the Loan in whole or part on the dates set forth below without premium or penalty (except as provided in this Section below, in Section 2.5 and/or in Section 5.1 hereof):

(a) on any Business Day with respect to any portion of the Loan to which the Base Rate Option applies;

(b) on the last day of the applicable Interest Period with respect to any portion of the Loan to which a LIBOR Option applies; or

(c) on the date specified in a notice by any Lender pursuant to Sections 5.2(c), (d) or (e) hereof, with respect to any portion of the Loan to which a LIBOR Option applies.

(d) Whenever the Borrower desires to prepay all or any portion of the Loan, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m., Pittsburgh, Pennsylvania time, at least three (3) Business Days prior to the date of prepayment setting forth the date, which shall be a Business Day, on which the proposed prepayment is to be made, a statement indicating the application of the prepayment between the portions of the Loan to which the Base Rate Option applies and to which the LIBOR Option applies, including, with respect to the LIBOR Option, the applicable Borrowing Tranche to which such prepayment applies, and the total principal amount of such prepayment, which shall not be less than $100,000. All prepayment notices shall be irrevocable; provided, however, that any prepayment notice given in connection with a refinancing of the Loan by an independent third party may be revoked by Borrower if the independent third party elects not to close the proposed refinancing of the Loan. The principal amount of the portion of the Loan for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder shall be subject to the Borrower’s obligation to indemnify the Lenders under Section 5.1(c).

(e) So long as no Event of Default or Default then exists, in the event any Lender (i) gives notice under Sections 5.2(c), (d) or (e) or Section 5.1 hereof, (ii) becomes a Defaulting Lender, or (iii) becomes subject to the control of an Governmental Authority (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Administrative Agent, which shall not be unreasonably withheld, to prepay such Lender’s Pro Rata Share of the outstanding balance of the Loan in whole, together with all interest accrued thereon, and terminate such Lender’s Commitment within ninety (90) days after (x) receipt of such Lender’s notice under Sections 5.2(c), (d) or (e) or Section 5.1 hereof, or (y) the date such Lender becomes a Defaulting Lender, or (z) the date such Lender became subject to the control of a Governmental Authority, as applicable; provided that the Borrower shall also pay to such Lender at the time of such prepayment any amounts required under Section 5.1 and any accrued interest due on such amount and any related fees; and provided, further, the remaining Lenders shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Administrative Agent may only be replaced subject to the requirements of Section 12.10.

(f) Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Sections 5.2(c), (d) or (e) or Section 5.1 hereof with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any portion of the Loan affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such section. Nothing in this Section 2.4 shall affect or postpone any of the obligations of any Loan Party or the rights of the Administrative Agent or any Lender provided in this Agreement.

(g) All payments permitted pursuant to this Section 2.4 shall be applied to the principal amount of the Loan among the Borrowing Tranches as are designated by the Borrower in writing. In the event Borrower fails to specify the how any such payment is to be applied, Administrative Agent may apply such amounts as Administrative Agent may determine in its discretion. In accordance with Section 5.1(c) hereof, the Borrower shall indemnify the Lenders for any loss, cost or expense, including incurred with respect to any such prepayments applied against any portion of the Loan subject to a LIBOR Option on any day other than the last day of the applicable Interest Period.

Section 2.5 Prepayment Fee.

(a) Prepayment Fee Application and Calculation.

(i) Borrower may elect to prepay the Loan, in whole or in part, at any time; provided, however that prior to or simultaneously with any such prepayment the Borrower pays, in full, all amounts owing to the Administrative Agent and Lenders, under this Agreement or under any of the other Loan Documents, and the Prepayment Fee (defined below).

(ii) Prior to or simultaneously with any prepayment of the Loan, Borrower shall pay to Administrative Agent a termination fee (the “Prepayment Fee”) in an amount, as determined by Administrative Agent, equal to the product of (A) the amount of the Loan being prepaid, multiplied by (B) the percentage set forth in the table below that corresponds to the applicable period of the Loan term; plus any applicable costs or fees. Such prepayment Fee shall be deemed earned when paid and shall be non-refundable in all instances.

Applicable Period	Percentage
Months 1-12	3.00%
Months 13-24	2.00%
Months 25-36	1.00%
Thereafter	No Fee

(iii) No Prepayment Fee shall be due in connection with any prepayments made after February 13, 2015, or on account of a prepayment of the Loan after such date.

(b) No Circumvention of Prepayment Fee. If during the existence of an Event of Default and prior to the expiration of the thirty-sixth (36th) month of the term of the Loan, payment of all or any part of the Loan is tendered by Borrower or the Loan accelerated by the Requisite Lenders, the Prepayment Fee shall be automatically due and payable, plus any applicable costs or fees.

Section 2.6 Notes.

(a) Evidence of Loan. The Loan is and shall be evidenced by the Notes, and the Loan shall bear interest calculated and payable as provided in Article II and Article III of this Agreement. Borrower shall pay the outstanding principal balance of the Loan and all unpaid interest accrued on the Loan and all other sums then owing under the Loan Documents in full on the Maturity Date. The unpaid amounts of the Loan, as set forth on the books and records of the Administrative Agent or other holder of the Notes maintained in the ordinary course of business shall be presumptive evidence of the principal amount thereof owing and unpaid, absent manifest error, but the failure to record any such amount on the books and records shall not limit or affect the obligations of Borrower hereunder or under the Notes to make payments of principal and interest on the Loan when due.

(b) Records. The date, amount, interest rate, Interest Rate Option and duration of Interest Periods (if applicable) of each portion of the Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed, or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.7 Term.

The term of the Loan shall commence on the Closing Date and shall expire on the Maturity Date, unless sooner terminated pursuant to the terms of this Agreement.

Section 2.8 Increase in Commitments.

Subject to the conditions set forth below in this Section, the Borrower shall have the right to increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $250,000,000. Each such increase in the Commitments must be an aggregate minimum amount of $5,000,000 and integral multiples of $10,000,000 in excess thereof, or such other amounts as Administrative Agent may approve from time to time. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall exist, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true or correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, and (iii) new Notes executed by the Borrower, payable to any new Lender, and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.8 any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.

Section 2.9 Funds Transfer Disbursements.

(a) Generally. The Borrower hereby authorizes the Administrative Agent to disburse any portion of the Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Borrower Authorization Forms delivered to Administrative Agent in connection herewith. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or, (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to affect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b) Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c) Limitation of Liability. Neither the Administrative Agent nor any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative

Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond the Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

(a) Payments by Borrower. All payments and prepayments to be made in respect of principal, interest, other fees or other amounts due from the Borrower to the Administrative Agent or any of the Lenders hereunder shall be payable prior to 11:00 a.m., Pittsburgh, Pennsylvania time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the ratable accounts of the Lenders in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 1:00 p.m., Pittsburgh, Pennsylvania time, by the Administrative Agent, and such payments are not distributed to the Lenders within one Business Day of the day received by the Administrative Agent, the Administrative Agent shall pay interest on the amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loan and other amounts owing under this Agreement and shall be deemed an “account stated”.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate from time to time in effect.

Section 3.2 Pro Rata Treatment.

All payments to be made in respect of principal, interest, other fees, but not the Administrative Agent’s Fee, or fees due under the Fee Letter, or other amounts due from the Borrower hereunder to the Lenders with respect to the Loan, shall (except as provided in Section 3.10(b), Section 5.1(c), Section 12.8, or Section 13.2 hereof) be made in accordance with the Pro Rata Shares of each Lender.

Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, the Loan made to it by Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim, or similar right, or otherwise, or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.1, Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the portion of the Loan made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.1, Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the portion of the Loan or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim, or similar rights with respect to such participation as fully as if such Lender were a direct holder of such portion of the Loan in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to fund its portion of the Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5 Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent, STRH and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent and/or STRH in the Fee Letter or otherwise.

(b) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent and of STRH as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by Borrower and the Administrative Agent and/or STRH.

Section 3.6 Computations.

Unless otherwise expressly set forth herein, any accrued interest on the Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.

Section 3.7 Usury.

In no event shall the amount of interest due or payable on the Loan or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees, and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender or any Affiliate thereof for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders or any Affiliate thereof in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8 Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of the Loan, accrued interest and Fees, charges, and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees, or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations, if any, with respect to the Loan under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments, or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Intentionally Omitted.

(d) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary to cause the Loan to be held pro rata by the Lenders in accordance with their respective Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is a Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of Section 13.6(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, in accordance with Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500, provided that failure by a Defaulting Lender to execute any such Assignment and Assumption shall not invalidate any such assignment. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full Pro Rata Share of the Loan. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 3.10 Taxes; Foreign Lenders.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loan and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any Governmental Authority, but excluding (i) taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits taxes, in each case (a) imposed as a result of the Administrative Agent or a Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (b) with respect to any Administrative Agent or a Lender, taxes imposed as a result of a present or former connection between such Administrative Agent or a Lender and the jurisdiction imposing such tax (other than connections arising from such Administrative Agent or a Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan, Loan Document or other Obligation); (ii) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in the Loan or other Obligation pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or other Obligation (other than pursuant to an assignment request by the Borrower under this Agreement), or (b) such Lender changes its designated Lending Office, except in each case to the extent that, pursuant to this Section 3.10, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its designated Lending Office, (iii) taxes attributable to an Administrative Agent’s or a Lender’s failure to comply with Section 3.10(c); or (iv) any U.S. federal withholding imposed by Sections 1471 through Section 1474 of the Internal Revenue Code of 1986 (the “Code”), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (“FATCA”); such non-excluded items being collectively called “Taxes”. If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i) timely pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii) promptly pay to the Administrative Agent for its account or the account of the applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms.

(i) Any Lender or Participant that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a United States person as defined in section 7701(a)(30) of the Code (“U.S. Person”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-1 or Exhibit H-2, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-1 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so, and the Borrower shall not be required to notify any Lender of any obligations to update or notify pursuant to this sentence.

(d) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (d), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (d), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) Survival. Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(f) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

ARTICLE IV INTENTIONALLY OMITTED

ARTICLE V YIELD PROTECTION, ETC.

Section 5.1 Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, any Regulatory Change, affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining the Loan below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b) Increased Costs Generally. If any Regulatory Change:

(i) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loan or payments by the Borrower of principal, interest, fees or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Lender),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisition of funds by, any Lender, or

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender, or (B) otherwise applicable to the obligations of any Lender under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender’s capital, taking into consideration such Lender’s customary policies with respect to capital adequacy) by an amount which such Lender in its sole discretion deems to be material, such Lender may from time to time notify the Borrower and the Administrative Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender (which determination shall be conclusive absent manifest error) to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by Borrower to such Lender within ten (10) Business Days after such notice is given.

(c) Indemnity. In addition to the compensation required by Section 5.1(a) and Section 5.1(b), the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain a portion of the Loan subject to the LIBOR Option) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, Conversion or Continuation of any portion of the Loan to which the LIBOR Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due); or

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to the selection of the LIBOR Option under Section 2.1 hereof or prepayments under Section 2.4 hereof; or

(iii) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to Convert or Continue any portion of the Loan on the requested date of such Conversion or Continuation, as applicable.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower and the Administrative Agent of the amount determined in good faith by such Lender (which determination shall be conclusive absent manifest error and may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender within ten (10) Business Days after such notice is given.

Not in limitation of the foregoing, “loss or expense” shall include, without limitation: (i) in the case of Borrowing Tranches subject to a LIBOR Option, an amount equal to the then present value of (A) the amount of interest that would have accrued on such Borrowing Tranche for the remainder of the applicable Interest Period at the rate applicable to such Borrowing Tranche, less (B) the amount of interest that would accrue on the same Borrowing Tranche for the same period if LIBOR were set on the date on which such Borrowing Tranche was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such Borrowing Tranche, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date, Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

(d) Notification and Determination of Additional Costs. Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation or payments under this Section 5.1 as promptly as practicable and, in any event, not later than one hundred eighty (180) days of implementation or effectiveness thereof, provided that, the Borrower shall not be responsible for such compensation or requirement to make any other payments if Borrower is not notified within such 180-day period. The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and, in the case of a Lender or a Participant, to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 5.2 LIBOR Unascertainable.

If, on any date on which a LIBOR would otherwise be determined, the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that:

(a) adequate and reasonable means do not exist for ascertaining such LIBOR, or

(b) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR, or

(c) the making, maintenance or funding of any portion of the Loan to which a LIBOR Option applies has been made impracticable or unlawful by compliance by any Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), or

(d) such LIBOR Option will not adequately and fairly reflect the cost to any Lender of the establishment or maintenance of such portion of the Loan, or

(e) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for any portion of the Loan to which a LIBOR Option applies are not available to any Lender with respect to such portion of the Loan, or to lenders generally, in the London interbank eurodollar market, then, in the case of any event specified in subsections (a) or (b) above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in subsections (c), (d) or (e) above, such affected Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in any such notice (which shall not be earlier than the date such notice is given), the obligation of the Lenders in the case of a notice delivered by the Administrative Agent, or such Lender in the case of a notice delivered by a Lender, to allow the Borrower to select, Continue, or Convert to a LIBOR Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such affected Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such previous determination no longer exist. In the case of a notice given by a Lender, each of the other Lenders shall continue to offer the LIBOR Option unless and until an event specified in subsections (c), (d) or (e) above affects such Lender. If, at any time, the Administrative Agent makes a determination under subsection (a) or (b) above, and the Borrower has previously notified the Administrative Agent of its selection of, Conversion to or Continuation of a LIBOR Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, Conversion to or Continuation of the Base Rate Option otherwise available with respect to such portion of the Loan.

Section 5.3 Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to disbursement Loan proceeds subject to, Continue, or Convert portions of the Loan to a LIBOR Option shall be suspended pursuant to Section 5.2 but the obligation of the Requisite Lenders shall not have been suspended under such Section, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b) for a purchase price equal to (x) the aggregate principal balance of the Loan then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Section 3.10, Section 5.1 or Section 5.2) with respect to any period up to the date of replacement.

Section 5.4 Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any portion of its Pro Rata Share affected by the matters or circumstances described in Section 3.10 or Section 5.2(c) to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.5 Assumptions Concerning Disbursements Subject to LIBOR Option.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded its portion of the Loan subject to the LIBOR Option through the purchase of deposits in the relevant market bearing interest at the rate applicable to such portion of the Loan subject to the LIBOR Option in an amount equal to the amount of such portion of the Loan subject to the LIBOR Option and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its portion of the Loan subject to the LIBOR Option in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI CONDITIONS PRECEDENT

Section 6.1 Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the initial disbursement of Loan proceeds hereunder, is subject to the satisfaction or waiver of the following conditions precedent:

The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(a) counterparts of this Agreement executed by each of the parties hereto;

(b) Notes executed by the Borrower, payable to each applicable Lender and complying with the terms of Section 2.6;

(c) the Guaranty executed by each of the Guarantors initially to be a party thereto;

(d) an opinion of counsel to the Borrower and such other Loan Parties as the Administrative Agent may request, addressed to the Administrative Agent and the Lenders;

(e) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(f) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party within thirty (30) days of the date hereof, and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(g) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Loan Interest Rate Request Forms in the forms attached hereto as Exhibit C;

(h) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(i) a Compliance Certificate and an Unencumbered Asset Value Certificate calculated on an estimated basis using financial information not yet finalized for the Borrower’s fiscal quarter ending December 31, 2011;

(j) UCC, tax, judgment and lien search reports with respect to the Borrower in all necessary or appropriate jurisdictions indicating that there are no liens of record other than Permitted Liens;

(k) copies of all Specified Derivatives Contracts in existence on the Agreement Date, and fully executed and completed Borrower Authorization Forms effective as of the Agreement Date;

(l) a complete listing of all Subsidiaries which are Non-Guarantor Entities;

(m) intentionally omitted;

(n) intentionally omitted;

(o) all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid; and

(p) such other documents, agreements, and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.

Section 6.2 Conditions Precedent to All Loan Disbursements.

The obligations of Lenders to make any of their respective disbursements of the Loan, are subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such disbursement or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such disbursement with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any portion of the Loan is disbursed that all conditions contained in this Section 6.2 are satisfied. Unless set forth in writing to the contrary and specifically referencing this Section, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for the Loan disbursement set forth in Section 6.1 and Section 6.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VII REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Administrative Agent and each Lender as follows; provided, however, that with respect to Non-Guarantors only, the following representations and warranties are made only to the extent that a failure of any such representation or warranty by such Non-Guarantor could reasonably be expected to have, in each instance or in the aggregate, a Material Adverse Effect:

(a) Organization; Power; Qualification. Each of the Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the corporate or similar power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Person, (ii) each Person directly holding any Equity Interest in such Person, (iii) the nature of the Equity Interests held by each such Person, and (iv) the percentage of ownership of such Person represented by such Equity Interests (provided that non-material errors in such schedule shall not constitute an Event of Default hereunder so long as all parties which are required to become Guarantors hereunder have in fact become Guarantors hereunder, notwithstanding such errors). As of the Agreement Date, except as disclosed in such Schedule 7.1(b), (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule 7.1(b), (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and non-assessable, and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any Loan Party. As of the Agreement Date, Part II of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Loan Documents and Borrowing. The Borrower has the right and corporate power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and corporate or similar power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and the Fee Letter in accordance with their respective terms and the borrowing hereunder does not and will not, by the passage of time, the giving of notice, or both: (i) require any material Governmental Approval or violate any material Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any Material Contract; or (iii) result in or require the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(e) Compliance with Law; Governmental Approvals. Each Loan Party and each other Material Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Title to Properties; Liens. Schedule 7.1(f)(i) is, as of the Agreement Date, a complete and correct listing of all Properties of each Loan Parties and each of their respective Subsidiaries, setting forth, for each such Property, the Leasing Rate of such Property as of September 30, 2011, and if such Property is a Development Property, the status of completion of such Property as of September 30, 2011. Schedule 7.1(f)(ii) is, as of the Agreement Date, a complete and correct listing of all Eligible Properties owned by the Loan Parties. Each of the Loan Parties and each of their Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets material to its business except for minor defects in title and Permitted Liens. No Eligible Property set forth on Schedule 7.1(f)(ii) is subject to any Lien other than Permitted Liens and otherwise satisfies all requirements under the Loan Documents for being an Eligible Property.

(g) Existing Indebtedness. Schedule 7.1(g) is, as of September 30, 2011, a complete and correct listing of all Indebtedness (including all Guarantees, but excluding dividends payable, accounts payable and Off-Balance Sheet Obligations) of each of the Loan Parties and the other Subsidiaries having an outstanding principal balance in excess of $1,000,000, and if such Indebtedness is secured by any Lien. Except as set forth on Schedule 7.1(g), from September 30, 2011, through the Agreement Date, neither the Borrower nor any of its Subsidiaries has incurred any Indebtedness having an outstanding principal balance in excess of $1,000,000 in the aggregate.

(h) Material Contracts; Eligible Ground Leases. Each of the Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the material terms of such Material Contract. Schedule 7.1(h) is, as of the Agreement Date, a complete and correct listing of all Eligible Ground Leases and Borrower has provided the Administrative Agent with true, correct, and complete copies of each Eligible Ground Lease.

(i) Litigation. As of the Effective Date, except as set forth on Schedule 7.1(i), there are no actions, suits, or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, in writing) against or in any other way relating adversely to or affecting, any Loan Party, any other Material Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter. As of the Effective Date, there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary.

(j) Taxes. All federal, state and other material tax returns of, each Loan Party and each other Material Subsidiary required by Applicable Law, which to the knowledge of Borrower, are to be filed have been duly filed, and all material federal, state and other material taxes, assessments and other governmental charges or levies upon, each Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of, any Loan Party or any other Material Subsidiary is under audit.

(k) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2009, and December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended September 30, 2011, and the related consolidated statements of operations, shareholders’ equity and cash flow of the Borrower and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such balance sheets and financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).

(l) No Material Adverse Change; Solvency. Since September 30, 2011, there has been no event, change, circumstance, or occurrence that could reasonably be expected to have a Material Adverse Effect. The Borrower and the other Loan Parties, taken as a whole, are Solvent.

(m) Operating Statements. The operating summary pertaining to each of the Properties then included in calculations of Unencumbered Asset Value delivered by the Borrower to the Administrative Agent in accordance with Section 9.3 fairly presents the Net Operating Income of each such Property for the period then ended.

(n) ERISA.

(i) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii) With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $25,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(o) Intentionally Omitted.

(p) Environmental Laws. Each of the Borrower and each other Loan Party: (i) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (ii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) and (ii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, and has not received written notice of, any past, present, or future, events, conditions, circumstances, activities, practices, incidents, occurrences, actions, or plans which, with respect to any Loan Party, their respective businesses, operations or with respect to the Properties, may: (x) interfere with or prevent compliance or continued compliance with Environmental Laws or (y) give rise to any common-law or legal liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release into the environmental of any pollutant, contaminant, chemical, or industrial, toxic, other Hazardous Material. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower or any other Loan Party relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect.

(q) Investment Company. No Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r) Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s) Affiliate Transactions. Except as permitted by Section 10.8, or as otherwise set forth on Schedule 10.8, no Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(t) Intellectual Property. Each of the Loan Parties owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses in all material respects, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, which conflict could reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by any Loan Party or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Loan Parties does not infringe on the rights of any Person, subject to such claims and infringements that do not, in the aggregate, give rise to any liabilities on the part of any Loan Party that could reasonably be expected to have a Material Adverse Effect.

(u) Business. As of the Agreement Date, the Loan Parties and the other Subsidiaries are primarily engaged in the business of acquiring, owning, redeveloping, developing, and managing Retail Projects and Mixed-Use Projects (including components of such Mixed-Use Projects that are Office Properties and Multifamily Projects), together with business activities reasonably related or incidental thereto.

(v) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby (other than under the Fee Letter). No other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any other Subsidiaries ancillary to the transactions contemplated hereby.

(w) Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender (taken as a whole) by, on behalf of, or at the direction of, any Loan Party or any other Material Subsidiary for purposes of or in connection with this Agreement, were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Material Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders prior to the Effective Date. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain (when taken as a whole) any untrue statement of a material fact or omits or will omit to state a material fact necessary (when taken as a whole) in order to make the statements contained therein not misleading.

(x) Not Plan Assets; No Prohibited Transactions. None of the assets of any Loan Party or any other Subsidiary constitutes “plan assets”, within the meaning of ERISA, the Internal Revenue Code, or any respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the he execution, delivery and performance of the Loan Documents and the Fee Letter by the Loan Parties, and the Extensions of Credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(y) OFAC. (i) None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/ index.shtml, or as otherwise published from time to time; (ii) none of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) none of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or, to the knowledge of Borrower, any other Affiliate (other than Subsidiaries) of the Borrower, derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds of the Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(z) REIT Status. The Borrower has operated for all periods from and after January 1, 1995 through December 31, 2011, and intends and is in position to continue to operate in such a manner, as to continue to qualify to be taxed, as a REIT under the Internal Revenue Code.

(aa) Foreign Exchange. There are no legal, administrative or regulatory requirements or restrictions which would limit the availability or transfer of foreign exchange for the payment by Borrower to the Administrative Agent of amounts due under this Agreement.

Section 7.2 Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, any disbursement pursuant to Section 2.8, and at and as of the date of each

Compliance Certificate and each Unencumbered Asset Value Certificate, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loan.

ARTICLE VIII AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, the Borrower shall comply with the following covenants; provided, however, that with respect to Non-Guarantors only, the following covenants are made only to the extent that a failure to comply with such covenants by such Non-Guarantor could reasonably be expected to have, in each instance or in the aggregate, a Material Adverse Effect:

Section 8.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2 Compliance with Applicable Law.

The Borrower shall, and shall cause each other Loan Party to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 8.3 Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.4 Conduct of Business.

The Borrower shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(u).

Section 8.5 Insurance.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6 Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of non-consensual Liens of less than $1,500,000 per Property or $10,000,000 in the aggregate, or any other such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7 Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party to, upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower), all at such reasonable times during business hours and as often as may reasonably be requested (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract, but subject to the exceptions set forth in Section 13.9). The Borrower shall be obligated to reimburse the Administrative Agent for its costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. If requested by the Administrative Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Borrower’s accountants in the presence of Borrower.

Section 8.8 Use of Proceeds.

The Borrower will use the proceeds of the Loan only (a) for the payment of pre-development costs and development costs incurred in connection with Properties owned by the Borrower or its Subsidiaries, (b) to finance acquisitions of properties (through the purchase of assets or Persons) not otherwise restricted under this Agreement, (c) to finance repayment of Indebtedness of the Borrower and its Subsidiaries, (d) to pay fees and expenses incurred in connection with the Loan, and (e) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 8.9 Environmental Matters.

The Borrower shall not, and shall not permit any other Loan Party, and shall use commercially reasonable efforts (which shall include, for purposes of this Section, including customary provisions in lease agreements with tenants restricting such activities) not to permit any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a material risk to human health, safety or the environment, in each case which violation, claim or risk could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10 Further Assurances.

At the Borrower’s cost and expense and upon reasonable request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11 Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material terms expressed as binding upon any such Person under any Material Contract.

Section 8.12 REIT Status.

The Borrower shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.13 Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the NYSE Amex or which is subject to price quotations on The NASDAQ Stock Market.

Section 8.14 Guarantors.

(a) Generally. Borrower shall cause any Subsidiary that is not already a Guarantor and to which any of the following conditions apply (each a “New Guarantor”) to execute and deliver to the Administrative Agent an Accession Agreement, together with the other items required to be delivered under the subsection (c) below:

(i) such Person (other than the Borrower) owns an asset contributing to the Unencumbered Asset Value; or

(ii) such Person is a Material Subsidiary, other than the Excluded Subsidiaries;

provided, however, no Subsidiary shall be required to become a Guarantor if such Subsidiary (A)(i) does not own an Eligible Property or (ii) owns an Eligible Property which contributes less than five percent (5%) of the aggregate Unencumbered Asset Value, (B) would be required to obtain a third-party consent in connection with the execution and delivery of a Guaranty which consent (1) cannot be obtained after such Subsidiary’s commercially reasonably efforts, or (2) would be prohibited by a provision of such Subsidiary’s organizational documents, which provision was added or included by or at the request of such third party (which is a party to or a beneficiary of any such organizational documents); and (C) does not provide any guaranties of greater than $1,000,000 (in the aggregate) of other Indebtedness for borrowed money of any Person (other than guaranties of non-recourse carve-out obligations). Any such Accession Agreement and the other items required under subsection (c) of this Section must be delivered to the Administrative Agent no later than ten (10) Business Days following the date on which any of the above conditions first applies to a New Guarantor. With respect to clause (B) above, Borrower shall deliver to the Administrative Agent promptly upon request copies of such indebtedness or organizational documentation or such other items as the Administrative Agent may reasonably request to confirm such prohibition. For the avoidance of doubt, no Property owned by a Person obligated to become a New Guarantor shall be deemed an Eligible Property nor included in the calculation of Unencumbered Asset Value unless and until such Person shall have executed and delivered to the Administrative Agent an Accession Agreement in accordance with the terms hereof.

(b) Specific Guarantor Exclusions. Neither DIM Vastgoed, N.V., and its Subsidiaries (collectively, “DIM”), nor EQY-CSC, LLC, and its Subsidiaries (collectively, “CapCo”), shall be required to execute and deliver Guaranties in favor of Lenders or otherwise become Guarantors hereunder so long as such Person (i) solely with respect to CapCo, is not a Wholly-Owned Subsidiary, (ii) does not provide any Guaranties of greater than $1,000,000 (in the aggregate) of other Indebtedness for borrowed money of any Person, other than Guaranties of non-recourse carve-out obligations, (iii) does not acquire any new Property (other than in connection with a 1031 exchange for existing Property or other similar transactions), and (iv) in the case of any new Property acquired (other than any such Property referenced under clause (iii) preceding), such Property is not included in the calculation of Unencumbered Asset Value (i.e. DIM and CapCo can acquire new Property without becoming a Guarantor so long as such new Property (unless covered by clause (iii) preceding) is not included in the calculation of Unencumbered Asset Value).

(c) Required Deliveries. Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsection (a) shall be accompanied by all of the following items, each in form and substance satisfactory to the Administrative Agent:

(i) the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of such New Guarantor certified as of a recent date (and with reference to documents filed and certified by the applicable state Secretary of State) by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor;

(ii) a Certificate of Good Standing or certificate of similar meaning with respect to such New Guarantor issued as of a recent date by the Secretary of State of the state of organization of such New Guarantor and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such New Guarantor owns an Eligible Asset, if any;

(iii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of such New Guarantor with respect to each of the officers of such New Guarantor authorized to execute and deliver the Loan Documents to which such New Guarantor is a party;

(iv) copies certified by the Secretary or Assistant Secretary of such New Guarantor (or other individual performing similar functions) of all corporate, partnership, member or other necessary action taken by such New Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, upon the Administrative Agent’s request, the by-laws of such New Guarantor, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity;

(v) to the extent reasonably requested by the Administrative Agent, an opinion of counsel to the Borrower and such New Guarantor, addressed to the Administrative Agent and Lenders, and regarding, among other things, the authority of such New Guarantor to execute, deliver and perform the Guaranty, and such other matters as the Administrative Agent or its counsel may reasonably request; and

(vi) such other documents and instruments as the Administrative Agent may reasonably request.

(d) Release of Guarantor. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor (x) meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary”, (y) has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Material Subsidiary, or (z) such Guarantor owns no Eligible Property, nor any direct or indirect equity interest in any Subsidiary that does own an Eligible Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under this Section; and (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release.

ARTICLE IX INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1 Quarterly Financial Statements.

Unless such financial statement is publicly available, free of charge from the Securities and Exchange Commission on the internet at http://www.sec.gov, not later than five (5) days following the filing of the Borrower’s Form 10-Q with the Securities and Exchange Commission for the first three (3) fiscal quarters of the Borrower, but in any event within sixty (60) days after the end of each such fiscal quarter, the Borrower shall provide quarterly unaudited consolidated financial statements (including a consolidated balance sheet, income statement and statement of cash flows), and the related unaudited consolidated statements of operations, comprehensive income, and stockholders’ equity of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 9.2 Year-End Statements.

Unless such financial statement is publicly available, free of charge from the Securities and Exchange Commission on the internet at http://www.sec.gov, not later than five (5) days following the filing of the Borrower’s Form 10-K with the Securities and Exchange Commission for each fiscal year of the Borrower, but in any event within one hundred twenty (120) days after the end of each such fiscal year, the Borrower shall provide annual audited consolidated financial statements (including a consolidated balance sheet, income statement, statement of cash flows and statement of stockholders equity) of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, comprehensive income, and stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which financial statements shall be certified by (a) the chief executive officer or the chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period, and (b) Ernst & Young LLP, or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose certificate shall be unqualified and who shall be the Person who authorized the Borrower to deliver such financial statements and certification thereof to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 9.3 Compliance Certificate and Unencumbered Asset Value Certificate.

(a) On or prior to the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit E (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer or the chief accounting officer of the Borrower (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; (c) setting forth a statement of Funds From Operations (to the extent not included in Borrower’s form 10-K, 10-Q, or other documents publically filed with the Securities and Exchange Commission or posted on the Borrower’s website); and (d) setting forth a report of newly acquired Properties, including their Net Operating Income, cost and mortgage debt, if any (to the extent not publically filed with the Securities and Exchange Commission or posted on the Borrower’s website).

(b) On or prior to the time the financial statements are furnished pursuant to the immediately preceding Section 9.1 and Section 9.2, an Unencumbered Asset Value Certificate substantially in the form of Exhibit F.

Section 9.4 Other Information.

(a) Unless such report is publicly available, free of charge from the Securities and Exchange Commission on the internet at http://www.sec.gov, within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q, and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor);

(b) Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(c) Before the end of each fiscal year of the Borrower ending prior to the Maturity Date, balance sheet and cash flow forecasts of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding two (2) fiscal years, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1 and at the end of each fiscal quarter of the next succeeding two (2) fiscal years.

(d) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e) To the extent any Loan Party is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority, and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Material Subsidiary are being audited;

(f) A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of (i) the Borrower, promptly, and (ii) any other Loan Party promptly upon Administrative Agent’s request;

(g) Prompt notice of any change in the business, assets, liabilities, financial condition or results of operations of the Borrower, any Subsidiary or any other Loan Party which has had or could have Material Adverse Effect;

(h) Prompt notice of (i) any order, judgment or decree having been entered against the Borrower, any Subsidiary or any other Loan Party or any of their respective properties or assets, (ii) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower not listed on Schedule 7.1(i) hereto, or (iii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, (A) in the case of each of the foregoing subsections, has, or is reasonably likely to have, a Material Adverse Effect or (B) in the case of subsection (i) meets or exceeds any applicable threshold set forth in Section 11.1(h), together with such other information as may be reasonably available to Borrower to enable the Administrative Agent, the Lenders and their counsel to evaluate such matters;

(i) Prompt notice of any written notification of an alleged violation by the Borrower or any other Loan Party of any law or regulation, the violation of which is reasonably likely to result in a Material Adverse Effect;

(j) Without limiting Borrower’s obligations to remain in compliance with the covenants of Article X below, promptly upon the request of the Administrative Agent, and in any event not more frequently than once per calendar quarter concurrently with Borrower’s delivery of a Compliance Certificate, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate with respect to which there has been a change in Borrower’s calculation of the Ownership Share with respect to such Subsidiary or Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(k) Promptly, upon any change in the Borrower’s Credit Rating, a certificate stating that the Borrower’s Credit Rating has changed and the new Credit Rating that is in effect;

(l) Promptly, upon each request, information identifying the Borrower as a Lender may reasonably request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(m) Promptly, and in any event within ten (10) Business Days after a Responsible Officer of the Borrower obtains written notice thereof, written notice of the occurrence of any of the following: (i) any Loan Party shall receive written notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) any Loan Party shall receive written notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) any Loan Party shall receive any written notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of a violation of Environmental Law, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(n) Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding; and

(o) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Eligible Property or the business, assets, liabilities, financial condition, or results of operations of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender acting through the Administrative Agent may reasonably request.

Section 9.5 Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II, and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance upon request the Borrower shall be required to provide paper copies of the certificate required by Section 9.3 to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies in a written request related specifically to any such document until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 9.3, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

(c) Notwithstanding anything to the contrary contained in Section 9.3, Section 9.4, and Section 9.5, the Borrower and each other Loan Party and/or their Subsidiaries, as applicable, may satisfy any obligation to deliver financial statements and/or other information, notices or certificates required to be delivered thereunder by publically filing the same in electronic format with the Securities and Exchange Commission, provided that such statement and/or information is publicly available, free of charge from the Securities and Exchange Commission on the internet at http://www.sec.gov, within five (5) Business Days of the filing thereof, or if posted solely on the Borrower’s website, by providing notice to Administrative Agent of such posting.

Section 9.6 USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as the Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties, to provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X NEGATIVE COVENANTS

Section 10.1 Financial Covenants.

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall comply with the following covenants which shall be tested and reported on a quarterly basis as of the last Business Day of each fiscal quarter (beginning with the fiscal quarter ending March 31, 2012):

(a) Minimum Tangible Net Worth. The Borrower shall not permit its Tangible Net Worth determined on a consolidated basis at the end of any fiscal quarter to be less than (i) $1,502,612,000, plus (ii) seventy-five percent (75%) of the Net Proceeds of all Equity Issuances since September 30, 2011.

(b) Maximum Leverage Ratio. The Borrower shall not permit the ratio of (i) Total Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value of the Borrower and its Subsidiaries determined on a consolidated basis, to exceed 0.60 to 1.00.

(c) Maximum Secured Indebtedness. The Borrower shall not permit the ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value to exceed 0.40 to 1.00.

(d) Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the ratio of (i) Adjusted EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ended to (ii) Fixed Charges of the Borrower and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.50 to 1.00 for such period.

(e) Maximum Unencumbered Leverage Ratio. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00.

(f) Minimum Unencumbered Interest Coverage Ratio. The Borrower shall not permit the ratio of (i) Unencumbered Adjusted NOI of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ending to (ii) Unsecured Interest Expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.85 to 1.00.

(g) Permitted Investments. The Borrower shall not, and shall not permit any Subsidiary to, make an Investment in or otherwise own, the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of the Borrower’s Total Asset Value at any time:

(i) First Mortgage Receivables and Mezzanine Debt Investments (excluding First Mortgage Receivables and Mezzanine Debt Investments made to consolidated Subsidiaries), such that the aggregate book value of Indebtedness secured by such First Mortgage Receivables and Mezzanine Debt exceeds ten percent (10%) of the Borrower’s Total Asset Value;

(ii) the aggregate amount of the Total Budgeted Costs for Development Properties, plus Redevelopment Properties in which the Borrower either has a direct or indirect ownership interest shall not exceed twenty percent (20%) of the Borrower’s Total Asset Value. If a Development Property or Redevelopment Property is owned by an Unconsolidated Affiliate of Borrower or any Subsidiary, the product of (A) the Borrower’s or such Subsidiary’s Ownership Share in such Unconsolidated Affiliate, and (B) the amount of the Total Budgeted Costs for such Development Property or Redevelopment Property, shall be used in calculating such investment limitation.

provided further that, in addition to the foregoing limitations, that Borrower shall not permit the sum of the following to exceed thirty-five percent (35%) of the Borrower’s Total Asset Value: (1) the aggregate value of the items subject to the limitations in the preceding clauses (i) and (ii); plus (2) the aggregate value of all Unimproved Land; plus (3) the aggregate value of Equity Interests in Unconsolidated Affiliates (which “value” of any such Equity Interests in an Unconsolidated Affiliate shall equal (A) with respect to any of such Unconsolidated Affiliate’s CIP, the Borrower’s Ownership Share of such CIP as of the date of determination, and (B) with respect to any of such Unconsolidated Affiliate’s Properties which have been completed, the Borrower’s Ownership Share of the Total Asset Value for each Property of such Unconsolidated Affiliate); plus (4) the aggregate book value of common stock, Preferred Stock, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other Equity Interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), calculated on the lower of cost or market.

(h) Dividends and Other Restricted Payments. If a material Default or material Event of Default exists under Section 11.1(b)(i) (solely as a result of failure to comply with Sections 10.1(a) through 10.1(g)) or Section 11.1(l)(i), the Borrower shall not, and shall not permit any Subsidiary to, make any dividend payments to any Person (other than cash dividends with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Borrower to maintain its status as a REIT); provided, however, (x) if a Default or Event of Default under Sections 11.1(a), 11.1(e), or 11.1(f) exists, or if the Borrower’s obligations under the Facility have been accelerated, the Borrower may not make any Restricted Payments and (y) Subsidiaries may make Restricted Payments to the Borrower and to other Subsidiaries and equity holders (of any such Subsidiaries) at any time.

Section 10.2 Negative Pledge.

The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, create, assume, incur, permit or suffer to exist any Lien on any Eligible Property or any direct or indirect ownership interest of the Borrower in any Person owning any Eligible Property, now owned or hereafter acquired, except for Permitted Liens.

Section 10.3 Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party to: (a) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other Equity Interests owned by a Loan Party; (b) pay any Indebtedness owed to a Loan Party; (c) make loans or disbursements to a Loan Party; or (d) transfer any of its property or assets to a Loan Party; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document, or (ii) with respect to clauses (a) through (d), customary provisions restricting any such actions not undertaken in the ordinary course of business or on fair and reasonable terms.

Section 10.4 Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) liquidate, windup, or dissolve itself (or suffer any liquidation or dissolution); or (b) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or any Substantial Amount of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries (which account for all or any Substantial Amount), whether now owned or hereafter acquired; provided, however, that:

(i) the Borrower and any Subsidiary may sell, transfer or dispose of its assets among themselves and may transfer assets as security for Indebtedness to the extent not prohibited by Section 10.2;

(ii) Any Loan Party and any other Subsidiary may, directly or indirectly, convey, sell, lease, dispose of, or otherwise transfer, whether by one or a series of related transactions, a Substantial Amount of assets (including capital stock or other Equity Interests in any of its Subsidiaries) to any other Person, so long as, in each case, (A) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default exists or would result therefrom, including, without limitation, a Default or Event of Default resulting from a breach of Section 11.1; and (B) if such Loan Party is the Borrower or owns an Eligible Property the Borrower shall have given the Administrative Agent at least ten (10) days’ prior written notice of such conveyance, sale, lease, disposition, or other transfer together with a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in Section 10.1, after giving effect to such conveyance, sale, lease, disposition, or other transfer;

(iii) the Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), and enter into sale/leaseback, lease/leaseback, and other similar transactions, in each case, in the ordinary course of their business;

(iv) any Loan Party and any other Subsidiary may sell Cash Equivalents and Marketable Securities in the ordinary course of business;

(v) any Loan Party and any other Subsidiary may make asset dispositions as a result of casualties; and

(vi) any Subsidiary of Borrower may liquidate, windup or dissolve if Borrower determines in good faith that such liquidation, windup or dissolution is in the best interest of Borrower.

Section 10.5 Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code, and the respective regulations promulgated thereunder. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.6 Fiscal Year.

The Borrower shall not change its fiscal year from that in effect as of the Agreement Date.

Section 10.7 Modifications of Organizational Documents.

The Borrower shall not, and shall not permit any other Loan Party to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is materially adverse to the interest of the Administrative Agent or the Lenders with respect to the Loan, or (b) could reasonably be expected to have a Material Adverse Effect.

Section 10.8 Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or with any director, officer, or employee of any Loan Party, or any Subsidiary, except (i) upon fair and reasonable terms which are no less favorable to the Borrower, such Subsidiary, or any Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (ii) those transactions (and any extensions thereof) listed on Schedule 10.8 attached hereto, (iii) those transactions permitted under this Agreement and other Loan Documents, (iv) issuance of equity securities, (v) compensation, bonus and benefit arrangements with employees, officers, directors and trustees as permitted by Applicable Law and (vi) so long as no Event of Default exists, other Affiliate transactions with a value of less than $1,000,000 in the aggregate at any one time. In limitation of the foregoing, neither Borrower nor any other Loan Parties or Subsidiaries shall (a) make loans or disbursements to any director, officer or employee of any Loan Party or (b) guaranty loans or disbursements to any director, officer or employee of any Loan Party, in either case or cumulatively in excess of $10,000,000 in the aggregate at any one time. The Borrower and each Subsidiary may, however, guaranty Indebtedness of other Loan Parties.

ARTICLE XI DEFAULT

Section 11.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrower or any other Loan Party shall fail to pay (i) any amount due on the Maturity Date, (ii) any principal of the Loan when due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement or any of the other Loan Documents, or (iii) any other amount due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement, any other Loan Document or the Fee Letter within five (5) Business Days of the same being due.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 9.1, Section 9.2, Section 9.3 or Article X; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition, or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, in the case of this subsection (b)(ii) only, and such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure, or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement, under any other Loan Document, or in any required certificate delivered by or on behalf of the Borrower or any other Loan Party, or any amendment hereto or thereto shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross-Default. The Borrower or any other Loan Party shall (A) permit there to exist a default resulting in, or permitting, the acceleration of (in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness) or resulting from any failure to repay on the maturity thereof, or (B) have been required to repay or repurchase the full amount of the obligations thereunder prior to the stated maturity thereof, (x) any Recourse Indebtedness (other than the Loan) in excess of $25,000,000 in the aggregate, or (y) any Nonrecourse Indebtedness in excess of $75,000,000 in the aggregate, or (z) under the Revolving Credit Agreement; provided that Nonrecourse Indebtedness under this clause shall not include those loans designated as “Excluded Loans” set forth on Schedule 11.1(d)(i). Notwithstanding this clause (d), with respect to the loans set forth on Schedule 11.1(d)(ii), if the only alleged default arising thereunder is due to an allegedly non-permitted transfer (and any defaults related thereto) which occurred when Borrower acquired the Persons or assets in a transaction subject to such Indebtedness, which alleged default has previously been disclosed in Borrower’s publically filed financial statements, then such default (and any defaults related thereto) shall not be deemed as “permitting acceleration” or repayment or repurchase under this clause.

(e) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary that accounts for more than five percent (5%) of the Total Asset Value as of any date of determination shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) be unable to or admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, or any other Subsidiary that accounts for more than five percent (5%) of the Total Asset Value as of any date of determination, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate (without the Administrative Agent’s or the Requisite Lenders’ consent, as applicable) any Loan Document to which it is a party or the Fee Letter or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter.

(h) Judgment. A judgment or order for the payment of money shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings, and (ii) the amount of such judgment or order exceeds individually or together with all other judgments or orders entered against the Loan Parties, with respect to (x) any Recourse Indebtedness (other than the Loan), $25,000,000, or (y) any Nonrecourse Indebtedness, $75,000,000, in each case, excluding amounts covered by insurance for which insurance coverage has not been denied by the applicable carrier.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower or any Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $25,000,000; or

(ii) The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents;

(l) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Chaim Katzman and/or his Affiliates, successors, estate beneficiaries, or assigns, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than fifty percent (50%) of the total voting power of the then outstanding voting stock of the Borrower, or

(ii) During any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person other than Chaim Katzman or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason (other than death or mental or physical disability) to constitute a majority of the Board of Directors of the Borrower then in office.

Section 11.2 Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loan and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments shall all immediately and automatically terminate.

(ii) Optional. If any Event of Default other than as specified in Sections 11.1(e) or 11.1(f) shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loan and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments.

(b) Intentionally Omitted.

(c) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(d) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(e) Appointment of Receiver. To the extent permitted by Applicable Law during the existence of any Event of Default and acceleration of the Obligations, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(f) Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following to the extent specifically provided for under and triggered in the Specified Derivatives Contract with such Specified Derivatives Provider: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts or receive a termination payment thereunder, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract. Each Specified Derivatives Provider shall provide prompt notice, prior to, simultaneously with, or thereafter, to the Administrative Agent upon taking any action pursuant to this paragraph.

Section 11.3 Intentionally Omitted.

Section 11.4 Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender, or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Lender, and/or any Specified Derivatives Provider, or the Administrative Agent, any Lender, and/or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5 Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Administrative Agent, STRH and the Lenders in respect of expenses due under Section 13.2 until paid in full, and then Fees;

(b) payments of interest on the Loan to be applied for the ratable benefit of the Lenders;

(c) payments of principal of the Loan to be applied for the ratable benefit of the Lenders in such order and priority as the Lenders may determine in their sole discretion;

(d) amounts due to the Administrative Agent and the Lenders pursuant to Sections 12.8 and 13.10;

(e) payments of all other Obligations and other amounts due under any of the Loan Documents and Specified Derivatives Contracts, if any, to be applied for the ratable benefit of the Lenders and the applicable Specified Derivatives Providers; and

(f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.6 Intentionally Omitted.

Section 11.7 Rescission of Acceleration by the Requisite Lenders.

If at any time after acceleration of the maturity of the Loan and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8 Performance by the Administrative Agent.

So long as an Event of Default exists, if the Borrower or any other Loan Party shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any out-of-pocket, documented amounts reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.9 Rights Cumulative.

The rights and remedies of the Administrative Agent, the Lenders, and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letter, and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Lenders, and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, any of the Lenders, and/or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XII THE ADMINISTRATIVE AGENT

Section 12.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2 PNC Bank as Lender.

PNC Bank, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include PNC Bank in each case in its individual capacity. PNC Bank and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to other Lenders or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise, without having to account for the same to the other Lenders, or any other Specified Derivatives Providers. The Lenders acknowledge that, pursuant to such activities, PNC Bank or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3 Intentionally Omitted.

Section 12.4 Intentionally Omitted.

Section 12.5 Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval, or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.6 Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, however, that no Lender shall have liability hereunder for failure to do so. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.7 The Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence, or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby, or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Specified Derivatives Providers in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence, or willful misconduct, which gross negligence, or willful misconduct shall be determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.8 Indemnification of the Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such

Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as the Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.9 Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the

Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 12.10 Successor Administrative Agent.

The Administrative Agent may (i) be removed as administrative agent by all of the Lenders (other than the Lender acting as the Administrative Agent) and the Borrower upon thirty (30) days’ prior written notice if the Administrative Agent (A) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder, or (B) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (ii) resign at any time as the Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such removal or resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after (i) the Lenders’ giving of notice of removal or (ii) the resigning Administrative Agent’s giving of notice of resignation, then the removed or resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee, which, provided no Default or Event of Default exists, shall be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no such successor Administrative Agent has been appointed at the effective time of the resignation or removal of the prior Administrative Agent, the Requisite Lenders shall collectively act as Administrative Agent hereunder until such time as a successor Administrative Agent has been appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent, or, if no such successor has been appointed, the Requisite Lenders, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the removed or resigning Administrative Agent. After any Administrative Agent’s removal or resignation hereunder as the Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 12.11 Titled Agents.

Each of the Syndication Agent and the Lead Arrangers (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loan, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.12 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

Section 12.13 Beneficiaries.

Except as expressly provided herein, the provisions of this Article XII are solely for the benefit of the Administrative Agent and the Lenders, and except as otherwise set forth herein, the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

Section 12.14 Calculations.

In the absence of gross negligence or willful misconduct, the Administrative Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loan, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Administrative Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Rate.

ARTICLE XIII MISCELLANEOUS

Section 13.1 Notices.

Unless otherwise provided herein (including, without limitation, as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier by a nationally recognized carrier, telecopied, or hand-delivered as follows:

If to the Borrower:

Equity One, Inc.

1600 N.E. Miami Gardens Drive

North Miami Beach, Florida 33179

Attention: Mark Langer, CFO

Telephone Number: (786) 528-1470

Facsimile: (305) 947-1734

With a copy to:

Equity One, Inc.

1600 N.E. Miami Gardens Drive

North Miami Beach, Florida 33179

Attention: Arthur L. Gallagher, Esq.

Telephone Number: (305) 947-1664

Facsimile: (305) 957-1214

With a copy to:

Greenberg Traurig, LLP

77 West Wacker Drive

Suite 3100

Chicago, Illinois 60601

Attention: Fredrick C. Fisher

Telephone Number: (312) 456-1042

If to the Administrative Agent under Article II:

PNC Bank, National Association

First Side Center, 500 First Avenue P7-PFSC-04-P,

Pittsburgh, PA 15219

Attention: Karen Wanzie, REA Operations Manager

Telephone Number: (412) 762-2955

Facsimile: (412) 705-2400

If otherwise to the Administrative Agent:

PNC Real Estate

433 Plaza Real, Suite 275

Boca Raton, FL 33432

Attention: Kenneth Carl, Senior Vice President

Telephone Number: (561). 962-4118

Facsimile: (561) 962-4221

If to any other Lender:

To such Lender’s address or telecopy number as set forth on its signature page hereto, or in the applicable Assignment and Assumption,

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt and the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight delivery by a nationally recognized courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii), and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II or Article III shall be effective only when actually received. Neither the Administrative Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2 Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs of third parties engaged by the Administrative Agent and reasonable expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and duly documented, out-of-pocket disbursements of counsel to the Administrative Agent and all duly documented, out-of-pocket costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent, (b) to pay or reimburse the Administrative Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and duly documented out-of-pocket disbursements of their respective external counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, provided that any such legal fees shall be limited to one external counsel for the Administrative Agent, one external counsel for all other Lenders, and such local or foreign counsel of Administrative Agent as may be necessary under the circumstances (provided, that Administrative Agent and all other Lenders, as a group, may have separate local or foreign counsel in the event of a conflict), (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and (d) to the extent not already covered by any of the preceding subsections but qualified in all regards without limitation by the limitation on counsel in clause (b) of this Section, to pay or reimburse the reasonable fees and duly documented disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3 Stamp, Intangible, and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.4 Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations then due and payable, irrespective of whether or not all of the Loan and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2.

Section 13.5 Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE BORROWER, AND THE OTHER LOAN PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF

THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER, OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY IN THE BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE REPAYMENT OF THE LOAN AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6 Successors and Assigns.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and, subject to the last sentence of subsection (b) of this Section, any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and the portion of the Loan at the time owing to it, to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of such Lender’s Commitment (which for this purpose includes such Lender’s portion of the Loan outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the portion of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Commitment, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loan of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment, then such assigning Lender shall assign the entire amount of its Commitment and the portion of the Loan at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(iv) Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 if such Lender is a Defaulting Lender as such time) for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Eligible Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Eligible Assignee and such transferor Lender, as appropriate.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates, any other Loan Parties, or any of their respective Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Assignments by Specified Derivatives Provider. If the assigning Lender (or its Affiliate) is a Specified Derivatives Provider and if after giving effect to such assignment such Lender will hold no further portion of the Loan or any Commitment under this Agreement, such Lender shall undertake such assignment only contemporaneously with an assignment by such Lender (or its Affiliate, as the case may be) of all of its Specified Derivatives Contracts to the Eligible Assignee or another Lender (or Affiliate thereof).

(viii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.2, Section 13.2, Section 13.10, and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the portions of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loan or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon (other than termination of Post-Default Rate interest), or (z) release (unless permitted herein or under any other Loan Document) any Guarantor from its Obligations under the Guaranty. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.10 and Section 5.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.10 and Section 5.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10(c) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall entitle any pledge or assignee to any rights hereunder or release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any portion of the Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(h) Funding by Branch, Subsidiary or Affiliate.

(i) Notional Funding. Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, subsidiary or Affiliate (which for the purposes of this Section 13.6 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any portion of the Loan to which the LIBOR Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 5.1 hereof than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to the Lender’s actual methods of making, maintaining or funding its Pro Rata Share of the Loan or any sources of funding actually used by or available to such Lender.

(ii) Actual Funding. Each Lender shall have the right from time to time to make or maintain any portion of the Loan by arranging for a branch, subsidiary or Affiliate of such Lender to make or maintain such portion of the Loan subject to the last sentence of this Section 13.6(h)(ii). If any Lender causes a branch, subsidiary or Affiliate to make or maintain any portion of the Loan hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such portion of the Loan to the same extent as if such portion of the Loan were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, subsidiary or Affiliate to make or maintain any part of the Loan hereunder cause such Lender or such branch, subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 5.1.

Section 13.7 Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any Fee Letter) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any Fee Letter) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6 and any increases contemplated under Section 2.8) or subject the Lenders to any additional obligations except for any increases contemplated under Section 2.8;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, the Loan or other Obligations (other than the Post-Default Rate which shall be determined by the Requisite Lenders);

(iii) reduce the amount of any Fees payable to the Lenders hereunder, other than Fees payable pursuant to the Fee Letter;

(iv) modify the definition of Maturity Date or otherwise postpone any date fixed for any payment of principal of, or interest on, the Loan or for the payment of Fees or any other Obligations;

(v) modify the definition of Pro Rata Share or the defined terms used in the definition of Pro Rata Share, or amend or otherwise modify the provisions of Section 3.2;

(vi) amend this Section 13.7;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty except as contemplated by Section 8.14(b); or

(ix) waive a Default or Event of Default under Section 11.1(a).

(c) Amendment of the Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d) Amendments to Revolving Credit Agreement. To the extent that (i) Borrower requests an amendment, modification or waiver to Articles VIII, IX, X or XI and/or the defined terms used in such Articles (but only the instances in which such defined terms are used in such Articles), (ii) such amendment, modification or waiver has been agreed to under the Revolving Credit Agreement, and (iii) each of the Lenders hereunder is then currently a “Lender” under the Revolving Credit Agreement, then the defined term “Requisite Lenders” hereunder shall mean, for purposes of effectuating the same, corresponding amendment, modification or waiver hereunder: (A) the Lenders under and as defined in this Agreement and the Revolving Credit Agreement having greater than fifty percent (50%) of the aggregate Commitments (under and as defined in this Agreement and the Revolving Credit Agreement), or (B) if the Commitments (under and as defined in this Agreement and the Revolving Credit Agreement) have been terminated or reduced to zero, the Lenders under and as defined in this Agreement and the Revolving Credit Agreement holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Loans (under and as defined in this Agreement and the Revolving Credit Agreement); provided that, in determining such percentage at any given time, any increase in the dollar amount of Loans under the Revolving Credit Agreement pursuant to Section 2.18 of the Revolving Credit Agreement from and after the Closing Date shall only be counted in the computation of Commitments and Loans (as provided above in this Section 13.7(d)) for purposes of this Section 13.7(d) in an amount equal to the aggregate amount of such increase participated in by the Lenders under this Agreement.

Section 13.8 Non-Liability of the Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.9 Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 13.9); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, as and to the extent necessary in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.10 Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders, all of the Affiliates of each of the Administrative Agent, any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments, or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs, and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Sections 3.10 or 5.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any portion of the Loan hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loan; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including out-of-pocket, external counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (x) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence, or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, or (y) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party (other than claims of the Indemnified Parties against the Administrative Agent, acting in such capacity).

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not otherwise relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 13.10, except to the extent that such delay materially prejudices the Borrower.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, or on behalf of, an Indemnified Party shall be reimbursed directly by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 13.10 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.11 Termination; Survival.

At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to disburse any portion of the Loan, and (c) all Obligations (other than contingent obligations for which no claim has been made or obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 12.8, 13.2, and 13.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.12 Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13 Intentionally Omitted.

Section 13.14 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.15 Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of , each of the parties hereto.

Section 13.16 Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 13.17 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.18 Limitation of Liability.

None of the Administrative Agent, any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower shall not have any liability with respect to any claim for any special, indirect, incidental or consequential damages suffered or incurred by the Administrative Agent or any Lender (as distinct from special, indirect, incidental or consequential damages of a third party awarded against the Administrative Agent or any Lender for which the Borrower may be responsible to the extent covered by Section 13.10) in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The parties hereto hereby waive, release, and agree not to sue any other party hereto for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby (other than punitive damages of a third party awarded against the Administrative Agent or any Lender for which the Borrower may be responsible to the extent covered by Section 13.10).

Section 13.19 Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 13.20 Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 13.21 Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.22 Time.

Time is of the essence with respect to each provision of this Agreement.

Section 13.23 No Third Parties Benefited.

This Agreement is made and entered into for the sole protection and benefit of the Loan Parties, the Lenders, the Administrative Agent, and, as applicable, the Lead Arrangers . No trust fund is created by this Agreement and no other Persons or entities will have any right of action under this Agreement or any right against the Lenders to obtain any proceeds of the Loan.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

EQUITY ONE, INC., a Maryland corporation

By:	/s/ Thomas Caputo
Name: Thomas Caputo
Title: President

[Signatures Continue on Next Page]

Signature Page to Loan Agreement

with Equity One, Inc.

PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent and as a Lender

By:	/s/ Ken Carl
Name: Ken Carl
Title: Senior Vice President

[Signatures Continue on Next Page]

Signature Page to Loan Agreement

with Equity One, Inc.

TD BANK, N.A.

By:	/s/ John Valladares
Name: John Valladares
Title: Vice President

[Signatures Continue on Next Page]

Signature Page to Loan Agreement

with Equity One, Inc.

BRANCH BANKING AND TRUST COMPANY

By:	/s/ C. William Buchholz
Name: C. William Buchholz
Title: Senior Vice President

[Signatures Continue on Next Page]

Signature Page to Loan Agreement

with Equity One, Inc.

SUNTRUST BANK

By:	/s/ Nancy B. Richards
Name: Nancy B. Richards
Title: Senior Vice President

[Signatures Continue on Next Page]

Signature Page to Loan Agreement

with Equity One, Inc.

RAYMOND JAMES BANK, N.A., as successor to Raymond James Bank, FSB

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President